EXHIBIT 10.3

                               FIFTH AMENDMENT
                               to that certain
                                LOAN AGREEMENT
                                by and between

         VPGI Corp. and Trident Growth Fund, L.P. (November 10, 2004)

 This Fifth amendment to that certain Loan Agreement by and between VPGI Corp. and Trident Growth Fund, L.P. dated November 10, 2004 (this "Agreement") is made and entered into this 6th day of November, 2006, by and between VPGI Corp., a Texas corporation (the "Borrower") and Trident Growth Fund, LP, a Delaware limited partnership (the "Lender").

                             W I T N E S S E T H:

 WHEREAS, on November 10, 2004, the parties entered into a Loan Agreement (so called herein) wherein Lender agreed to loan to Borrower up to $700,000 (the "Loan"); and

 WHEREAS, on August 8, 2005, the Loan was amended to increase the Loan Amount by $50,000, and thereafter amended again on September 19, 2005 to increase the Loan Amount by an additional $100,000; and again on February 2, 2006 to increase the Loan Amount by an additional $100,000; and again on June 27, 2006 to increase the Loan Amount by an additional $100,000; and

 WHEREAS, Lender has requested and Borrower has agreed to revise terms of the Agreement relating to conversion into common stock of the outstanding principal and accrued interest due and owing under the Agreement; and

 NOW, THEREFORE, the parties have agreed to amend the Loan Agreement as follows:

 1. Defined Terms. All capitalized terms set forth but not defined herein shall have the meaning ascribed to them in the Loan Agreement.

 2. Conversion. The Loan Agreement shall be amended by deleting the current Section 2.4 of the Agreement and inserting a new Section 2.4, as follows:
      "2.4  Conversion.  The Conversion Price is $0.25 per share."
 and everywhere in the Loan Agreement, Convertible Notes, and other ancillary documents where reference is made to the Conversion Price, directly or indirectly, such term or reference shall be amended and modified accordingly.

 3. Terms of Loan Agreement Unchanged. Except as set forth or contemplated herein, the remaining terms of the Loan Agreement, Convertible Notes, and other ancillary documents shall remain in effect as set forth therein.

 4. Execution of Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

 5. Further Assurances. Each party hereto agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

 6. Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas without regard to its conflicts of law doctrine. Each of the parties hereto irrevocably consents to the jurisdiction of the federal and state courts located in Dallas County, the State of Texas.

      IN WITNESS WHEREOF, the Borrower and the Lender have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

 VPGI CORP.                         TRIDENT GROWTH FUND, LP

                                    By: TRIDENT MANAGEMENT, LLC, its
                                              GENERAL PARTNER


 By: /s/ Joseph R. Rozelle          By: /s/ Frank DeLape
     -----------------------            -----------------------
     Joseph R. Rozelle,
     Chief Executive Officer